CERTIFICATE OF INCORPORATION
                                  OF
                            CAMPUS LIVE CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the state of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the "corporation") is CAMPUS LIVE CORP.

SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street in the City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is Incorporating Services, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is twenty million, which are divided into five million shares of Preferred Stock of a par value of one cent ($.01) each, and fifteen million shares of Common Stock of a par value of one mill ($.001) each.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, and without further vote of or action by the stockholders of the corporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

The number of shares constituting that series and the distinctive designation of that series;

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

Any other relative rights, preferences, and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME                            MAILING ADDRESS

Mary A. Miller                  Wexler & Burkhart, P.C.
                                50 Charles Lindbergh Boulevard
                                Suite 206
                                Mitchel Field, NY  11553-3660

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any such compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: For the management of the business and the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation, and of its stockholders or any class thereof, as the case may be, it is further provided:

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

After the original or other Bylaws of the corporation have been adopted, amended, or replaced, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote in the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of the stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH: The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same as may be amended and supplemented, indemnify any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the Indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repeated, and other provisions authorized by the laws of the State of Delaware then in force may be added or inserted in the manner an at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of this corporation by this certificate of Incorporation are granted subject to the provisions of this article ELEVENTH.

Signed on September 18, 1997


/s/  Mary A. Miller
Mary A. Miller, Incorporator